Exhibit 1.2

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INDUSTRIAL LOGISTICS REALTY TRUST INC.

Up to $2,000,000,000 in Shares of Common Stock

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Dividend Capital Securities LLC, as the dealer manager (the “Dealer Manager”) for Industrial Logistics Realty Trust Inc. (the “Company”), a Maryland corporation that intends to qualify to be taxed as a real estate investment trust, invites you (the “Dealer”) to participate in the distribution of Class A shares (the “Class A Shares”), Class T shares (the “Class T Shares”) and Class W shares (the “Class W Shares”) of common stock, $0.01 par value per share (the Class A Shares, the Class T Shares and the Class W Shares collectively, the “Shares”) of the Company subject to the following terms:

I.	Dealer Manager Agreement

The Dealer Manager has entered into the Amended and Restated Dealer Manager Agreement (the “Dealer Manager Agreement”) with the Company and ILT Advisors LLC, a Delaware limited liability company (the “Advisor”) dated July 1, 2016, in the form attached hereto as Exhibit “A.” The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim. By your acceptance of this Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement, as well as a third-party beneficiary of the Dealer Manager Agreement as set forth in Section 14 thereof, and, in particular, will be entitled and subject to the indemnification provisions contained in Section 7 of such Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager, the Advisor and each officer and director thereof, and each person, if any, who controls the Company, the Dealer Manager, or the Advisor within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Except as otherwise specifically stated herein, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement. The Shares are to be offered solely through broker dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. The Dealer shall indicate on Schedule 1 to this Agreement whether the Dealer has elected to use its best efforts to sell Class A Shares, Class T Shares, or both Class A Shares and Class T Shares, or shall indicate on Schedule 2 to this Agreement that the Dealer has elected to use its best efforts to sell Class W Shares. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to the Dealer by the Dealer Manager or the Company to supplement the Prospectus.

The Company has filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement, including the Prospectus, for the registration of the offering of the Shares under the Securities Act. Such Registration Statement has been declared effective by the Commission. The offering of the Shares has also been qualified in all fifty states of the United States, Puerto Rico and the District of Columbia, or will be so qualified prior to commencement of the offering in any such jurisdiction. The Dealer Manager will provide the Dealer as many copies of the Prospectus as the Dealer may from time to time reasonably request.

II.	Submission of Orders

Except as set forth below, those persons who purchase Shares shall be instructed by the Dealer to make their checks payable to or wire transfer directed to “UMB Bank, N.A., as Escrow Agent for Industrial Logistics Realty Trust Inc.” After the Company meets the Minimum Offering requirement of $2,000,000 (except residents of Ohio, Pennsylvania and Washington), subscribers will be instructed by the Dealer to make their checks payable to or to send wire transfers for the account of “Industrial Logistics Realty Trust Inc.” Persons who are residents of Ohio shall be instructed to make their checks payable to or to send wire transfers for the account of “Industrial Logistics Realty Trust Inc.” only after the Company receives subscriptions from all sources totaling $7,000,000 (the “Ohio Minimum”). Persons who are residents of Pennsylvania shall be instructed to make their checks payable to or to send wire transfers for the account of “Industrial Logistics Realty Trust Inc.” only after the Company receives subscriptions from all sources totaling $75,000,000 (the “Pennsylvania Minimum”). Persons who are residents of Washington shall be instructed to make their checks payable to or to send wire transfers for the account of “Industrial Logistics Realty Trust Inc.” only after the Company receives subscriptions from all sources totaling $10,000,000 (the “Washington Minimum”). Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the following procedures.

Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, checks will be transmitted by the end of the next business day following receipt of the subscription documents and the check by the Dealer to the escrow agent or, (1) after the Minimum Offering has been achieved with respect to subscribers other than residents of Ohio, Pennsylvania and Washington and (2) after the Ohio Minimum, Pennsylvania Minimum and Washington Minimum have been achieved with respect to residents of Ohio, Pennsylvania and Washington, as applicable, to the Company or to such other account or agent as directed by the Company.

Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), subscription documents and checks will be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the escrow agent or, (1) after the Minimum Offering has been achieved with respect to subscribers other than residents of the States of Ohio, Pennsylvania and Washington and (2) after the Ohio Minimum, Pennsylvania Minimum and Washington Minimum have been achieved, to the Company or to such other account or agent as directed by the Company.

Dealer agrees to be bound by the terms of the Amended and Restated Escrow Agreement executed as of [•], 2016, by UMB Bank, N.A., as Escrow Agent, the Dealer Manager and the Company. Dealers shall deliver checks and completed subscription documents required to be sent to the escrow agent pursuant to this Section II via overnight courier to UMB Bank, N.A., as Escrow Agent for Industrial Logistics Realty Trust Inc., Attention: Lara Stevens, Corporate Trust, 1010 Grand Boulevard, 4th Floor, Mail Stop 1020409, Kansas City, Missouri 64106.

III.	Pricing

Shares shall be offered to the public at the offering price per Class A Share, per Class T Share and per Class W share set forth in the Prospectus and the price shall be payable in cash, subject to volume discounts and other discounts for Class A Shares described in the “Plan of Distribution” section of the Prospectus and the Company’s right to adjust the offering price. Shares shall be offered pursuant to the DRIP for the purchase price set forth in the Prospectus and the DRIP, subject to the terms and pricing information provided in the Prospectus and the DRIP, including the Company’s right to reallocate Share amounts between the Primary Offering and the DRIP Offering and to adjust the offering price. Any adjustments to the offering price shall be disclosed in the Prospectus. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, subscribers must initially purchase $2,000 in Shares. After investors have satisfied the minimum purchase requirement, minimum additional purchases must be in increments of $100, except for purchases made pursuant to the DRIP. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.

IV.	Dealers’ Commissions and Expense Reimbursements

Subject to volume discounts and other discounts and special circumstances described in the “Plan of Distribution” section of the Prospectus, the Dealer’s sales commission is up to seven percent (7.0%) of the gross proceeds from the sale of the Class A Shares and up to two percent (2.0%) of the gross proceeds of the Class T Shares sold by the Dealer and accepted and confirmed by the Company, which commission will be paid to the Dealer Manager and reallowed to the Dealer. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer hereby waives any and all rights to receive payment of any sales commission due until such time as the Dealer Manager is in receipt of the commission from the Company. The Dealer affirms that the Dealer Manager’s liability for commissions payable to the Dealer is limited solely to the commissions received by the Dealer Manager from the Company associated with the Dealer’s sale of Shares in the Primary Offering. The Dealer Manager may also reallow all or a portion of the Dealer Manager Fee to the Dealer in the Dealer Manager’s sole discretion. The Dealer acknowledges and agrees that no sales commissions or Dealer Manager Fees will be paid in respect of the sale of Class W Shares and sold any Shares pursuant to the DRIP.

In addition, as set forth in the Prospectus, the Dealer Manager may reallow all or a portion of the Distribution Fee (as defined in the Dealer Manager Agreement) to the Dealer in the Dealer Manager’s sole discretion; provided, however, that the Dealer’s right, if any, to receive Distribution Fees with respect to each Class T Share shall cease upon the earliest to occur of the following: (i) a listing of the Company’s common shares on a national securities exchange, (ii) such Class T Share no longer being outstanding, (iii) the Dealer Manager’s determination that total underwriting compensation from all sources, including Dealer Manager Fees, sales commissions, Distribution Fees and any other amounts paid to participating broker dealers that would be deemed underwriting compensation pursuant to FINRA Rule 2310, with respect to all Class A Shares, Class T Shares and Class W Shares would be in excess of 10% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which total underwriting compensation, including Dealer Manager Fees, sales commissions, and Distribution Fees with respect to the Class T Shares held by a stockholder within his or her particular account would be in excess of 10% of the stockholder’s total gross investment amount at the time of purchase of the primary Class T Shares held in such account.

The Dealer’s right, if any, to receive Distribution Fees with respect to each Class W Share shall cease upon the earliest to occur of the following: (i) a listing of the Company’s common shares on a national securities exchange, (ii) such Class W Share no longer being outstanding, (iii) the Dealer Manager’s determination that total underwriting compensation from all sources, including Dealer Manager Fees, sales commissions, Distribution Fees and any other amounts paid to participating broker dealers that would be deemed underwriting compensation pursuant to FINRA Rule 2310, with respect to all Class A Shares, Class T Shares and Class W Shares would be in excess of 10% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which total underwriting compensation, including Dealer Manager Fees, sales commissions, and Distribution Fees with respect to the Class W Shares held by a stockholder within his or her particular account would be in excess of 10% of the stockholder’s total gross investment amount at the time of purchase of the primary Class W Shares held in such account.

The amount of the Distribution Fee to be reallowed to the Dealer is set forth on Schedule 1 or Schedule 2 to this Agreement, as applicable.

Notwithstanding the foregoing, if the Dealer Manager is notified that the Dealer is no longer the broker dealer of record with respect to Class T Shares and/or Class W Shares sold by the Dealer, then the Dealer’s entitlement to the respective Distribution Fees related to such Class T Shares and/or Class W Shares shall cease, and the Dealer shall not receive the respective Distribution Fees for any portion of the month in which the Dealer is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class T Shares and/or Class W Shares is made in connection with a change in the registration of record for such Class T Shares and/or Class W Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the respective Distribution Fees related to such Class T Shares and/or Class W Shares for the portion of the month for which the Dealer was the broker dealer of record. Thereafter, such Distribution Fees may be reallowed by the Dealer Manager to the then-current broker dealer of record of the Class T Shares and/or Class W Shares if any such broker dealer of record has been designated (the “Servicing Broker Dealer”); provided, that, such reallowance shall only be paid to the extent such Servicing Broker Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (the “Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Broker Dealer provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Dealer agrees to promptly notify the Dealer Manager upon becoming aware that it should no longer be the broker dealer of record with respect to any or all of the Class T Shares and/or Class W Shares sold by the Dealer.

The Dealer Manager and the Dealer shall be responsible for implementing the volume discounts for Class A Shares and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. It is the sole responsibility of the Dealer to determine whether a particular purchase by a subscriber qualifies for a volume discount to the Dealer’s sales commission and to confirm that the appropriate volume discount was accorded to the subscriber based on the Dealer’s review of the transaction confirmation issued by the Company. Requests to combine purchase orders of Class A Shares as a part of one combined order for the purpose of qualifying for discounts or fee waivers as described in the “Plan of Distribution” section of the Prospectus must be made in writing by the Dealer, and any resulting reduction in sales commissions or fee waivers will be prorated among the separate subscribers.

Further, as provided in the “Plan of Distribution” section of the Prospectus, the Advisor will pay up to one-half-of-one percent (0.5%) of the gross proceeds from the sale of the Shares in the Primary Offering as a Non-Accountable Expense Reimbursement. The Dealer Manager, in its sole discretion, may approve the payment of a marketing support fee to a Dealer from the Non-Accountable Expense Reimbursement and/or the Dealer Manager Fees based upon consideration of prior or projected volume of sales, the amount of marketing assistance and level of marketing support provided by such Dealer in the past and the level of marketing support to be provided in the Offering of Shares, which payment is considered to be additional underwriting compensation; provided, however, that the aggregate of all compensation payable to the Dealer Manager, Dealers and Servicing Broker Dealers will not exceed ten percent (10.0%) of gross offering proceeds from the sale of Shares in the Primary Offering. The Advisor may also reimburse the bona fide due diligence expenses incurred by Dealers in connection with the Offering upon receipt by the Dealer Manager of an invoice or a similar such itemized statement for such bona fide due diligence expenses.

Notwithstanding the foregoing, no sales commissions, Distribution Fees, Dealer Manager Fees, or amounts whatsoever will be paid to the Dealer Manager unless or until completion of the Minimum Offering. Until the Minimum Offering is reached, proceeds from the sale of Shares will be held in escrow and, if the Minimum Offering is not reached, will be returned to the investors in accordance with the terms of the Prospectus. Further, no sales commissions, Dealer Manager Fees or other amounts will be paid to the Dealer Manager and reallowed to the Dealer under this provision unless subscriptions for the purchase of Shares have been accepted by the Company. The Company and the Advisor will not be liable or responsible to any Dealer or Servicing Broker Dealer for direct payment of sales commissions, marketing support fees, or any reallowance of the Dealer Manager Fees or Distribution Fees to such Dealer or Servicing Broker Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of sales commissions, marketing support fees, or any reallowance of the Dealer Manager Fees and Distribution Fees to Dealers and Servicing Broker Dealers. The Dealer hereby waives any and all rights to receive payment of sales commissions and any other payments due until such time as the Dealer Manager is in receipt of the sales commissions or other payment from the Company or the Advisor, as applicable. The Dealer affirms that the Dealer Manager’s liability for sales commissions and any other payments payable to the Dealer is limited solely to the sales commissions and other payments received by the Dealer Manager from the Company associated with the Dealer’s sale of Shares. The parties hereby agree that the foregoing sales commissions and other payments are not in excess of the usual and customary distributors’ or sellers’ commissions received in the sale of securities similar to the Shares and that the Dealer’s interest in the Offering is limited to such sales commissions and other payments from the Dealer Manager and the Dealer’s indemnity referred to in Section 7 of the Dealer Manager Agreement.

V.	Payment of Commissions

Payments of sales commissions and any other fees due to the Dealer pursuant to this Agreement will be made by the Dealer Manager to the Dealer. Sales commissions and such other fees due to the Dealer pursuant to this Agreement will be paid to the Dealer within 30 days after their receipt by the Dealer Manager.

The Dealer, in its sole discretion, may authorize Dealer Manager to deposit sales commissions and any other fees or payments due to it pursuant to this Agreement directly to its bank account. If the Dealer so elects, the Dealer shall provide such deposit authorization and instructions in Schedule 3 to this Agreement.

VI.	Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by an executed Subscription Agreement and the required check or wire transfer in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

VII.	Prospectus and Supplemental Information; Compliance with Laws

Dealer is not authorized or permitted to give and will not give any information or make any representation concerning the Shares except as set forth in the Prospectus and any additional sales literature or other printed information which has been approved in advance in writing by the Dealer Manager (“Supplemental Information”). The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplement to the

Prospectus or any Supplemental Information to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Supplemental Information. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager in writing. The Dealer agrees that it will itself mail or otherwise deliver all final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state and Federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and Federal laws, including the Gramm-Leach-Bliley Act of 1999 (the “GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the Commission and FINRA, the Bank Secrecy Act, as amended, the USA PATRIOT Act of 2001, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII.	License and FINRA Membership

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is a properly registered or licensed broker dealer, duly authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA. The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of FINRA. In addition, each of the Dealer Manager and the Dealer hereby agrees to abide by the Conduct Rules of FINRA, including FINRA Rules 2090, 2111, 2310, 5110 and 5141, and to comply with Rules 2420 and 2440 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any such rule’s successor FINRA Rule).

IX.	Limitation of Offer; Suitability

The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, the Dealer shall determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares solicited by the Dealer. The Dealer acknowledges and agrees that the Dealer Manager does not have any customers and that with respect to each purchaser of Shares solicited by the Dealer, it shall be the sole obligation of the Dealer, and not the Dealer Manager, to comply with the suitability and other requirements imposed by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including the NASD Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the NASAA REIT Guidelines. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Dealer’s customer. The Dealer agrees to comply with the recordkeeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA and (c) the NASAA REIT Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares. The Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the Commission and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency.

X.	Disclosure Review; Confidentiality of Information

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Dealer shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors; and appraisals and other pertinent reports. If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that the Dealer and Dealer’s home office diligence personnel and other agents of the Dealer that are conducting a due diligence inquiry on behalf of the Dealer (collectively, the “Diligence Personnel”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager, the Advisor, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (a) trade secrets concerning the business and affairs of Company, the Dealer Manager, the Advisor, or their respective affiliates; (b) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to Company, the Dealer Manager, the Advisor, or their respective affiliates; (c) information concerning the business and affairs of Company, the Dealer Manager, the Advisor, or their respective affiliates including, without limitation, historical financial statements, financial projections and budgets, models, budgets, plans, and market studies, however documented; (d) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (e) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Dealer agrees to keep, and to cause its Diligence Personnel to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Dealer’s due diligence inquiry and in no event in connection with the sale of Shares. The Dealer agrees to not disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or the Dealer’s sales staff or financial advisors, or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Dealer’s confidentiality obligation. The Dealer acknowledges that Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Dealer acknowledges that Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, or at general “Forums” sponsored by the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the Commission and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Dealer Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the Commission or FINRA), provided that the Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI.	Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer acknowledges that investors who purchase Shares through Dealer are “customers” of Dealer and not the Dealer Manager. The Dealer hereby represents that has complied and will comply with Section 326 of the USA PATRIOT Act of 2001 and the implementing rules and regulations promulgated thereunder (the “PATRIOT Act”) in connection with broker/dealers’ anti-money laundering obligations (the “AML Rules”). The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification as required by the PATRIOT Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the PATRIOT Act as potential signals of money laundering or terrorist financing. Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. The Dealer further understands that, while the Dealer Manager is required to establish and implement an AML Program in accordance with the AML Rules, the Dealer cannot rely on the Dealer Manager’s AML Program for purposes of Dealer’s compliance with the AML Rules. The Dealer agrees to notify the Dealer Manager immediately if the Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII.	Privacy

Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, Dealer may share with the Company and the Company may share with Dealer nonpublic personal information (as defined under the GLBA) of customers of Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which Dealer served as the broker dealer of record for such customer’s account. Dealer, the Dealer Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event Dealer, the Dealer Manager or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

Dealer shall implement reasonable measures designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII.	Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares. The Dealer also acknowledges that the Company’s Amended and Restated Share Redemption Program (the “Program”) provides only a limited opportunity for investors to have their Shares redeemed by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Program at any time in accordance with the terms of the Program. The Dealer further acknowledges that the Company is obligated to immediately terminate the Program if the Shares are listed on a national securities exchange or if a secondary market in the Shares is otherwise established. The Dealer hereby agrees that so long as the Company is offering Shares under a registration statement filed with the Commission (including any follow-on offering of the Shares) and the Company has not listed the Shares on a national securities exchange, the Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.

XIV.	Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any Federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current rules of the American Arbitration Association (“AAA”). Any matter to be settled by arbitration shall be submitted to the AAA in Denver, Colorado and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator. Any arbitrator selected by the parties or the AAA shall be a qualified Person who has experience with complex real estate disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or Federal having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection. Notwithstanding the foregoing, any arbitration shall be conducted in accordance with applicable FINRA rules to the extent required with respect to any dispute, controversy or claim arising between the Dealer Manager and the Dealer.

XV.	Termination

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after the Dealer has received such notice.

The respective agreements and obligations of the Dealer Manager and Dealer set forth in Sections IV, VI, VII, X and XII through XVII of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVI.	Notice

All notices, approvals, requests, authorizations, directions or other communications under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or within three days when deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested as follows:

If to the Dealer Manager:	Dividend Capital Securities LLC 518 17th Street, 12th Floor Denver, Colorado 80202 Attn: Charles Murray

If to the Dealer:	When mailed to the address specified by the Dealer herein.

XVII.	Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Colorado and shall take effect when signed by the Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Denver, Colorado.

THE DEALER MANAGER:

DIVIDEND CAPITAL SECURITIES LLC

Charles Murray President Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the attached list of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	Identity of Selected Dealer

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker dealer all States: Yes No

If no, list all States licensed as broker dealer:

Tax ID #:

2.	Person To Receive Notices Delivered Pursuant To Section XVI:

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:	Signature

Name:

Title:

Date:

SCHEDULE 1

TO

SELECTED DEALER AGREEMENT WITH

DIVIDEND CAPITAL SECURITIES LLC

NAME OF ISSUER: INDUSTRIAL LOGISTICS REALTY TRUST INC.

NAME OF DEALER:

SCHEDULE 1 TO AGREEMENT DATED:

Check each applicable box below:

☐	Check this box if the Dealer is electing to sell Class A Shares.

☐	Check this box if the Dealer is electing to sell Class T Shares.

Distribution Fee Reallowance (applicable ONLY if the Dealer sells Class T Shares)

The following reflects the Distribution Fee reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class T Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan. Except as otherwise specifically stated herein, capitalized terms used in this Schedule not otherwise defined herein shall have the meanings given them in the Selected Dealer Agreement (the “Agreement”) between Dealer and Dealer Manager of which this Schedule is a part.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer 100% of the Distribution Fees received by the Dealer Manager with respect to Class T Shares sold by the Dealer in the primary offering until such time as the Dealer has received aggregate Distribution Fees with respect to such Class T Shares equal to % of the total gross investment amount at the time of purchase of such Class T shares. The Dealer Manager will pay the Distribution Fees to the Dealer monthly in arrears. Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the Distribution Fees to the Dealer is limited solely to the Distribution Fees received by the Dealer Manager from the Company associated with the Dealer’s sale of Class T Shares.

DEALER:

(Print Name of Dealer)

By:

Name:

Title:

Date:

SCHEDULE 2

TO

SELECTED DEALER AGREEMENT WITH

DIVIDEND CAPITAL SECURITIES LLC

NAME OF ISSUER: INDUSTRIAL LOGISTICS REALTY TRUST INC.

NAME OF DEALER:

SCHEDULE 2 TO AGREEMENT DATED:

Check each applicable box below:

☐	Check this box if the Dealer is electing to sell Class W Shares.

Class W Share Distribution Fee Reallowance (applicable ONLY if the Dealer sells Class W Shares)

The following reflects the Distribution Fee reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class W Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan. Except as otherwise specifically stated herein, capitalized terms used in this Schedule not otherwise defined herein shall have the meanings given them in the Selected Dealer Agreement (the “Agreement”) between Dealer and Dealer Manager of which this Schedule is a part.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer 100% of the Distribution Fees received by the Dealer Manager with respect to Class W Shares sold by the Dealer in the primary offering until such time as the Dealer has received aggregate Distribution Fees with respect to such Class W Shares equal to % of the total gross investment amount at the time of purchase of such Class W shares. The Dealer Manager will pay the Distribution Fees to the Dealer monthly in arrears. Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the Distribution Fees to the Dealer is limited solely to the Distribution Fees received by the Dealer Manager from the Company associated with the Dealer’s sale of Class W Shares.

DEALER:

(Print Name of Dealer)

By:

Name:

Title:

Date:

SCHEDULE 3

TO

SELECTED DEALER AGREEMENT WITH

DIVIDEND CAPITAL SECURITIES LLC

NAME OF ISSUER: INDUSTRIAL LOGISTICS REALTY TRUST INC.

NAME OF DEALER:

SCHEDULE 3 TO AGREEMENT DATED:

Dealer hereby authorizes the Dealer Manager or its agent to deposit sales commissions, dealer manager fee reallowances, distribution fees and any other payments due to it pursuant to the Selected Dealer Agreement to its bank account specified below. This authority will remain in force until Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

DEALER:

(Print Name of Dealer)

By:

Name:

Title:

Date:

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